Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
International Food and Wine Consultants, Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 18, 2006, relating to the balance sheet of Pinewood Imports, Ltd. as of October 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended October 31, 2005 and 2004, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

           /s/ Most & Company, LLP
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 Most & Company, LLP

New York, NY
August 10, 2006